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                                                                  EXHIBIT 10.11


                     REIMBURSEMENT AGREEMENT


     THIS REIMBURSEMENT AGREEMENT (the "Agreement") is made as of the 31st day of December, 1996, by and between COASTAL PHYSICIAN
GROUP,  INC., a Delaware corporation (the "Company"), and  STEVEN
M. SCOTT, M.D. ("Dr. Scott").

                      W I T N E S S E T H:

      WHEREAS, on November 1, 1996, the Board of Directors of the Company adopted resolutions authorizing the reimbursement of expenses incurred by Dr. Scott in the recent proxy contest involving, among other issues presented to the Company's shareholders, the election of directors of the Company;

      WHEREAS, the resolutions of the Board of Directors provided that in the event the Company could not make reimbursement in cash without violating the loan covenants in its lending relationships, the officers of the Company were directed and authorized to enter into discussions with Dr. Scott and to reach an agreement with Dr. Scott permitting reimbursement of expenses in the form of promissory notes, stock options, securities or other non-cash forms of compensation; and

      WHEREAS, in the current financial situation of the Company, the Company and Dr. Scott have agreed that it is not in the best interests of the Company to reimburse the proxy expenses completely in cash and have instead reached an agreement to satisfy the reimbursement obligations of the Company by a combination of (i) cash, (ii) issuance of shares of the Company's common stock to Dr. Scott and (iii) issuance of shares of a new series of preferred stock to Dr. Scott having the terms set forth in EXHIBIT A attached hereto, all in accordance with the terms and conditions hereinafter set forth;

      NOW,  THEREFORE, in consideration of the foregoing and  for
other   good   and  valuable  consideration,  the   receipt   and
sufficiency of which is hereby acknowledged, the Company and  Dr.
Scott agree as follows:

      1. PROXY EXPENSES. Dr. Scott has submitted invoices to the Company for proxy expenses in the total amount of $1,654,550.12. The Company acknowledges that as of December 31, 1996 it was indebted to Dr. Scott in such amount. Dr. Scott agrees to accept such amount as reimbursement in full of his proxy expenses.

     2. REIMBURSEMENT IN CASH, COMMON STOCK OR PREFERRED STOCK. The Company agrees to reimburse Dr. Scott for the proxy expenses in a combination of (i) cash, (ii) shares of newly-issued common stock of the Company ("Common Stock") valued at the closing price of $3.00 per share on the New York Stock Exchange ("NYSE") on
December   30,   1996,  and/or  (iii)  shares  of  newly   issued
convertible preferred stock of the Company ("Preferred Stock") valued at $30.00 per share and having the terms and conditions set forth on EXHIBIT A attached hereto. The exact combination of cash, Common Stock and Preferred Stock shall be determined by Dr. Scott.
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      3.    INITIAL  ISSUANCE OF COMMON STOCK.  On  December  31,
1996,  the Company issued 226,690 shares of Common Stock  to  Dr.
Scott.   The issuance of the 226,690 shares of Common Stock  will
be deemed to satisfy $680,070 of the Company's reimbursement obligation, leaving a balance of $974,480.12 to be reimbursed.

      4. CONDITIONS TO ADDITIONAL ISSUANCE OF COMMON STOCK. In the event Dr. Scott elects to have an additional portion of the reimbursement obligation of the Company paid in the form of Common Stock, the Company shall undertake to issue additional shares of Common Stock to satisfy such portion of the remaining reimbursement obligation as is designated by Dr. Scott. Such shares of Common Stock shall be issued promptly upon satisfaction of any conditions to the issuance of such shares of Common Stock , including compliance with the applicable provisions of NYSE rules that may require shareholder approval of the issuance. In the event shareholder approval of the issuance of such shares of Common Stock is required by the NYSE or otherwise, the Company agrees, at its expense, to undertake to solicit shareholder approval at its next annual meeting of shareholders or at any earlier special meeting of shareholders.

     5. PREFERRED STOCK. In the event Dr. Scott elects to have a portion of the reimbursement obligation of the Company paid in the form of Preferred Stock, the Company will issue shares Preferred Stock promptly upon written request of Dr. Scott. In the event shareholder approval of the conversion of the Preferred Stock into Common Stock is required by the NYSE or otherwise, the Company agrees, at its expense, to undertake to solicit shareholder approval at its next annual meeting of shareholders or at any earlier special meeting of shareholders.

      6. FAILURE TO SATISFY CONDITIONS FOR ADDITIONAL ISSUANCE. In the event Dr. Scott elects to have the Company satisfy a portion of the reimbursement obligations in Common Stock and the Company is not able to satisfy preconditions for the issuance of such shares, then Dr. Scott may elect to have such amount paid in either Preferred Stock or cash.

      7. NO FRACTIONAL SHARES. The Company shall not issue fractional shares of Common Stock or Preferred Stock in the event that the reimbursement amount is not evenly divisible by the price per share, but shall pay cash in lieu of any fractional share.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              COASTAL PHYSICIAN GROUP, INC.


(CORPORATE SEAL)
                              By:/S/ HENRY J. MURPHY
                                Henry. J. Murphy, President

ATTEST:

/S/ RAY A. SPILLMAN
Ray A. Spillman, Secretary

                              /S/ STEVEN M. SCOTT, M.D.(SEAL)
                              STEVEN M. SCOTT, M.D.